SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒     Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to 14a-12

BROOKSTONE, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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THIS FILING CONSISTS OF THE COMPANY’S PRESS RELEASE DATED MAY 18, 2005.

In connection with Brookstone, Inc.’s (the “Company”) solicitation of proxies with respect to the meeting of shareholders to be called with respect to the proposed merger of Brookstone Acquisition Corp., a Delaware corporation (“Acquisition”), with and into the Company, with the Company continuing as the surviving corporation and a subsidiary of Brookstone Holdings Corp., a Delaware corporation (“Parent”), pursuant to the terms of the previously-filed Agreement and Plan of Merger, dated April 15, 2005, among Parent, Acquisition and the Company, Brookstone will file with the Securities and Exchange Commission (the “SEC”), and will furnish to shareholders of Brookstone a definitive proxy statement. Shareholders are advised to read the proxy statement when it is finalized and distributed to shareholders because it will contain important information. Shareholders will be able to obtain a free-of-charge copy of the definitive proxy statement (when available) and other relevant documents filed with the SEC from the SEC’s website at http://www.sec.gov. Shareholders will also be able to obtain a free-of-charge copy of the definitive proxy statement and other relevant documents (when available) by directing a request by mail or telephone to Brookstone Inc., Merrimack NH, Attention: Investor Relations, Telephone: 603-577-8044, or from the Company’s website, http://www.brookstone.com.

FOR:	BROOKSTONE, INC.

CONTACT:	Philip Roizin
EVP of Finance and
Administration
(603) 880-9500
Robert Fusco Investor Relations
(603) 880-9500

FOR IMMEDIATE RELEASE

Brookstone Announces First-Quarter 2005 Earnings

MERRIMACK, N.H., May 18, 2005 – Product development company and specialty retailer Brookstone, Inc. (Nasdaq: BKST) today announced earnings for the first quarter of 2005.

For the 13-week period ended April 30, 2005, Brookstone reported a net loss of $6.8 million, or $0.33 per diluted share, compared to a net loss of $4.6 million, or $0.23 per diluted share in the first quarter of 2004.

Total sales for the first quarter rose 3.7 percent to $80.3 million, while same-store sales decreased 3.9 percent. This compares to last year’s first-quarter same-store sales increase of 20.1 percent. Direct-Marketing sales rose 12.3 percent to $13.2 million.

Because of the seasonal nature of specialty retailing, Brookstone generally carries a loss over the first three quarters and makes its profit for the year in the fourth quarter.

Brookstone Chairman, President and Chief Executive Officer Michael Anthony said: “In the second quarter we expect our same-store sales to decrease in the mid-single digits. This compares to last year’s same-store sales increase of 13.3 percent. We expect our second-quarter net loss will be between $0.11 and $0.13 per diluted share, compared to a second-quarter net loss last year of $0.02 per diluted share.”

Mr. Anthony concluded: “As we progress through the second quarter and Father’s Day, the visibility on full-year earnings will become clearer. As such, we will provide full-year guidance at the end of the second quarter.”

As announced on April 15, 2005, Brookstone has signed a definitive merger agreement to be acquired by a consortium led by OSIM International Ltd., J.W. Childs Associates L.P. and Temasek Capital (Private) Limited. Under the terms of the agreement, following approval by Brookstone’s shareholders and the satisfaction or waiver of other customary conditions including the receipt of regulatory approvals at the effective time of the merger, each outstanding share of Brookstone’s common stock will be converted into the right to receive $20.50 in cash.

Brookstone, Inc. is a specialty retailer that operates 288 Brookstone Brand stores nationwide and in Puerto Rico. Typically located in high-traffic regional shopping malls and airports, the stores feature unique and innovative consumer products. The Company also operates five stores under the Gardeners Eden Brand, and a direct marketing business that consists of three catalogs titles — Brookstone, Hard-to- Find Tools and Gardeners Eden — as well as e-commerce web sites at http://www.brookstone.com/ and http://www.gardenerseden.com.

Statements in this filing (and the exhibits hereto) which are not historical facts, including statements about the Company’s confidence or expectations, earnings, anticipated operations of its e-commerce sites and those of third-party service providers, and other statements about the Company’s operational outlook, are forward-looking statements subject to risks and uncertainties that could cause actual results to differ materially from those set forth in such forward-looking statements. Such risks and uncertainties include, without limitation, risks of changing market conditions in the overall economy and the retail industry, consumer demand, the effectiveness of e-commerce technology and marketing efforts, availability of products, availability of adequate transportation of such products, and other factors detailed from time to time in the Company’s annual and other reports filed with the Securities and Exchange Commission (“SEC”). Words such as “estimate”, “project”, “plan”, “believe”, “feel”, “anticipate”, “assume”, “may”, “will”, “should” and similar words and phrases may identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date thereof. The Company undertakes no obligations to publicly release any revisions to these forward-looking statements or reflect events or circumstances after the date hereof.

Statements about the expected timing, completion and effects of the proposed merger and all other statements in this release other than historical facts, constitute forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on these forward-looking statements and any such forward-looking statements are qualified in their entirety by reference to the following cautionary statements. All forward-looking statements speak only as of the date hereof and are based on current expectations and involve a number of assumptions, risks and uncertainties that could cause the actual results to differ materially from such forward-looking statements. The Company may not be able to complete the proposed merger on the terms described herein or other acceptable terms or at all because of a number of factors, including the failure to obtain shareholder approval, the failure of financing or the failure to satisfy the other closing conditions. These factors, and other factors that may affect the business or financial results of the Company are described in the Company’s filings with the SEC.

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Brookstone, Inc.

Consolidated Statement of Operations

($ in thousands)

	(Unaudited) Thirteen Weeks Ended
	April 30, 2005	May 1, 2004
Net sales	$80,284	$77,451
Cost of sales	57,253	54,364

Gross profit	23,031	23,087

Selling, general and administrative expenses	33,865	30,240

Loss from operations	(10,834)	(7,153)

Interest (income) expense, net	(16)	236

Loss before taxes and other party interests in consolidated entities	(10,818)	(7,389)

Other party interests in consolidated entities	259	162

Loss before taxes	(11,077)	(7,551)

Income tax benefit	(4,298)	(2,907)

Net loss	$(6,779)	$(4,644)

Net loss per share – basic/diluted	$(0.33)	$(0.23)

Weighted average shares outstanding basic/diluted	20,363	20,020

Brookstone, Inc.

Condensed Consolidated Balance Sheet

($ in thousands)

	Unaudited
	April 30, 2005	May 1, 2004	January 29, 2005
Current Assets:
Cash and cash equivalents	$49,257	$37,409	$86,205
Receivables, net	9,348	7,505	9,859
Merchandise inventories	81,162	69,978	75,585
Deferred income taxes, net	8,314	7,778	3,917
Prepaid expenses	6,953	7,485	6,045

Total current assets	155,034	130,155	181,611

Deferred income taxes, net	5,240	4,738	5,256
Property, plant and equipment, net	73,214	58,058	74,019
Intangible assets, net	3,785	4,056	3,853
Other assets	2,853	4,237	1,741

Total assets	$240,126	$201,244	$266,480

Liabilities and Shareholders’ Equity
Current Liabilities:
Accounts payable	$13,972	$15,249	$17,402
Other current liabilities	29,576	26,684	46,500

Total current liabilities	43,548	41,933	63,902

Other long term liabilities	22,396	15,581	22,432
Long term debt	8,534	1,975	8,760

Commitments and Contingencies

Other party interests in consolidated entities	1,349	1,068	1,100

Total shareholders’ equity	164,299	140,687	170,286

Total liabilities and shareholders’ equity	$240,126	$201,244	$266,480

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